                                                                   EXHIBIT 10.31

                              TAX SHARING AGREEMENT

                                 by and between

                               WESTERN ATLAS INC.

                                       and

                                   UNOVA, INC.

                          dated as of October 31, 1997

                              TAX SHARING AGREEMENT
                                TABLE OF CONTENTS

ARTICLE I - DEFINITIONS
    1997 Stub Period                                                                                4
    Accounting Firm.                                                                                4
    Acquisition.                                                                                    4
    Calendar Year.                                                                                  4
    Carryback Item                                                                                  4
    Code                                                                                            4
    Distribution Agreement                                                                          4
    Distribution Date.                                                                              4
    Filed UNOVA Group Separate Tax Liability                                                        4
    Filed UNOVA Group Separate Joint Tax Liability                                                  5
    Final Determination.                                                                            5
    IRS.                                                                                            5
    Joint Return                                                                                    5
    Litton Agreement                                                                                5
    Norand Tax                                                                                      5
    Notification Date.                                                                              5
    Other Tax Return                                                                                5
    Pre-Distribution Year.                                                                          5
    Restructuring Taxes.                                                                            5
    Tax.                                                                                            6
    Taxes.                                                                                          6
    Tax Benefit.                                                                                    6
    Tax Detriment.                                                                                  6
    Tax Item                                                                                        6
    Tax Reserves                                                                                    6
    Tax Return                                                                                      6
    UNOVA Business                                                                                  6
    UNOVA Distribution                                                                              7
    UNOVA Group.                                                                                    7
    UNOVA Group Separate Joint Tax Liability                                                        7
    UNOVA Group Separate Taxable Income.                                                            7
    UNOVA Group Separate Tax Liability                                                              7


    UNOVA Indemnity Issue.                                                                          7

    UNOVA Issue.                                                                                    7
    UNOVA Notice                                                                                    7
    Unrelated Person                                                                                7
    Western Atlas Adjustment                                                                        7
    Western Atlas Business                                                                          7
    Western Atlas Consolidated Group                                                                8
    Western Atlas Group.                                                                            8
    Western Atlas Issue.                                                                            8
    Western Atlas Revision                                                                          8

ARTICLE II - FILING OF TAX RETURNS

Section 2.1 - Manner of Filing                                                                      8

Section 2.2 - Pre-Distribution Tax Returns                                                          9

Section 2.3 - Post-Distribution Tax Returns.                                                        9

ARTICLE III - PAYMENT OF TAXES

Section 3.1 - Unfiled Federal Taxes for Pre-Distribution Periods                                    9

Section 3.2 - Unfiled Joint Returns for Pre-Distribution Periods                                   12

Section 3.3 - Change in Federal Returns and Joint Returns.                                         14

Section 3.4 - Change in Other Pre-Distribution Year State, Local or Other Return                   16

Section 3.5 - Change in Pre-Distribution Year Foreign Return                                       17

Section 3.6 - Restructuring Taxes.                                                                 17

Section 3.7 - Dual Consolidated Loss Closing Agreement                                             18

Section 3.8 - Liability for Taxes with Respect to Post-Distribution Periods.                       19

Section 3.9 - Carrybacks                                                                           19

Section 3.10 - Statutes of Limitations                                                             20

Section 3.11 - Earnings and Profits.                                                               21

Section 3.12 - Liability for Norand Taxes.                                                         21

Section 3.13 - Breach.                                                                             21

ARTICLE IV - INDEMNITY: COOPERATION AND EXCHANGE OF INFORMATION

Section 4.1 - Indemnity.                                                                           21

Section 4.2 - Cooperation and Exchange of Information.                                             22

Section 4.3 - Reliance on Exchanged Information.                                                   23

ARTICLE V - MISCELLANEOUS

Section 5.1 - Reserves                                                                             24

Section 5.2 - Expenses                                                                             24

Section 5.3 - Payments                                                                             24

Section 5.4 - Entire Agreement; Termination of Prior Agreements Other Than Litton Agreement.       24

Section 5.5 - Notices.                                                                             24

Section 5.6 - Application to Present and Future Subsidiaries                                       25

Section 5.7 - Term                                                                                 25

Section 5.8 - Titles and Headings.                                                                 25

Section 5.9 - Legal Enforceability                                                                 25

Section 5.10 - Further Assurances.                                                                 26

Section 5.11 - Parties in Interest                                                                 26

Section 5.12 - Setoff.                                                                             26

Section 5.13 - Change of Law                                                                       26

Section 5.14 - Governing Law and Interpretation.                                                   26

Section 5.15 - Resolution of Certain Disputes.                                                     26

Section 5.16 - Confidentiality                                                                     28

Section 5.17 - Limitation on Waivers                                                               28

Section 5.18 - Counterparts.                                                                       28

Section 5.19 - Fair Meaning.                                                                       29

Section 5.20 - Construction.                                                                       29

Section 5.21 - Termination                                                                         29

                              TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (the "Agreement") is being entered into this

31st day of October, 1997, in connection with a Distribution and Indemnity Agreement (the "Distribution Agreement") dated as of October 31, 1997 by and between WESTERN ATLAS Inc., a Delaware corporation ("WESTERN ATLAS"), and UNOVA, Inc., a Delaware corporation ("UNOVA"), pursuant to which, among other things, WESTERN ATLAS will distribute to holders of its common stock all the issued and outstanding common stock of UNOVA (the "UNOVA Distribution"). Western Atlas, on behalf of itself and its present and future subsidiaries (the "Western Atlas Group"), and UNOVA on behalf of itself and its present and future subsidiaries (the "UNOVA Group"), are entering into this Agreement to provide for the allocation between the Western Atlas Group and the UNOVA Group of all responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by either of them for all taxable periods, whether beginning before or after the Distribution Date (as hereinafter defined) and to provide for certain other matters.

                                    ARTICLE I

                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

"1997 Stub Period" shall have the meaning assigned to such term in Section 3.1(a) of this Agreement.

"Accounting Firm" shall have the meaning assigned to such term in Section 3.1(b)(2)(B) of this Agreement.

"Acquisition" shall have the meaning assigned to such term in Section 3.6(b) of this Agreement.

"Calendar Year" means the 52-53 week year ending on the Sunday nearest December 31.

"Carryback Item" shall have the meaning assigned to such term in Section 3.8(b) of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor statute, and shall include corresponding provisions of any subsequently enacted federal tax laws.

"Distribution Agreement" shall have the meaning assigned to such term in the preface to this Agreement.

"Distribution Date" means the date determined by Western Atlas Board of Directors as of which the UNOVA Distribution shall be effected, which is presently contemplated to be October 31, 1997.

"Filed UNOVA Group Separate Tax Liability" means the amount determined pursuant to Section 3.1(b) for the 1997 Stub Period.

"Filed UNOVA Group Separate Joint Tax Liability" means that amount determined pursuant to Section 3.2(b) for the 1997 Stub Period.

"Final Determination" shall mean the final resolution of liability for any tax for a taxable period (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves

(whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition of liability in respect of a Tax provided for under applicable law, including by reason of the expiration of the applicable statute of limitations.

"IRS" means the Internal Revenue Service.

"Joint Return" means a state income tax return, including, but not limited to, a unitary, combined or consolidated state income tax return, that includes at least one Western Atlas Business and at least one UNOVA Business.

"Litton Agreement" shall have the meaning assigned to such term in Section 5.4 of this Agreement.

"Norand Tax" shall have the meaning assigned to such term in Section 3.11 of this Agreement.

"Notification Date" shall have the meaning assigned to such term in Section 3.1(b)(2)(B) of this Agreement.

"Other Tax Return" means any Tax Return other than (1) a federal income tax return, (2) a state or local tax return and (3) a foreign tax return.

"Pre-Distribution Year" means any taxable year beginning before the Distribution Date during which any member of the UNOVA Group was included in the Western Atlas Consolidated Group.

"Restructuring Taxes" means any Taxes, including related interest, penalties and additions to Tax and reasonable attorneys' fees, resulting from (1) the failure of the UNOVA Distribution to qualify as a distribution described in Sections 355 and/or 368(a)(1)(D) of the Code or corresponding provisions of state tax law or (2) the application of Sections 355(e) of the Code to the UNOVA Distribution.

"Tax" means any of the Taxes.

"Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium and property taxes, together with any related interest, penalties and additions to any such tax, or additional amounts imposed by any taxing authority (domestic or foreign) upon the UNOVA Group, the Western Atlas Group or any of their respective members or divisions or branches.

"Tax Benefit" means any item of loss, deduction, credit or any other Tax Item which decreases Taxes paid or payable, other than Tax Items resulting from an adjustment pursuant to Section 3.1(d) or 3.2(c).

"Tax Detriment" means any item of income, gain, recapture of credit or any other Tax Item which increases Taxes paid or payable, including taxes paid or payable to

Litton pursuant to the Litton Agreement, other than Tax Items previously taken into account pursuant to Section 3.1(d) and/or 3.2(c).

"Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Code Section 481 resulting from a change in accounting method.

"Tax Reserves" shall have the meaning assigned to such term in Section 5.1 of this Agreement.

"Tax Return" means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed, for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

"UNOVA Business" means any present or future subsidiary, division or business of any member of the UNOVA Group which is not, or is not contemplated by the Distribution Agreement to be, part of the Western Atlas Group immediately after the UNOVA Distribution. UNOVA Business shall include any subsidiary, division or business listed on Schedule A hereto.

"UNOVA Distribution" shall have the meaning assigned to such term in the preface to this Agreement.

"UNOVA Group" shall have the meaning assigned to such term in the preface to this Agreement.

"UNOVA Group Separate Joint Tax Liability" shall have the meaning assigned to such term in Section 3.2(b) of this Agreement.

"UNOVA Group Separate Taxable Income" means, with respect to Calendar Year 1996 or the 1997 Stub Period, the sum of (i) the consolidated federal taxable income of the UNOVA Group members that were members of the Western Atlas Consolidated Group at any time during Calendar Year 1996 or Calendar Year 1997, determined as though such UNOVA Group members constituted a separate consolidated group of which UNOVA was the common parent and (ii) the UNOVA Group's portion of the federal taxable income of the FSC.

"UNOVA Group Separate Tax Liability" means, with respect to Calendar Year 1996 or the 1997 Stub Period, the sum of (i) the consolidated federal income tax liability of UNOVA Group members that were members of the Western Atlas Consolidated Group at any time during such year, determined as though such UNOVA Group members constituted a separate consolidated group of which UNOVA was the common parent, reduced by the tax benefit of any loss or credit that is limited at the UNOVA level but utilized at the Western Atlas Consolidated Group level and increased by the tax benefit of any loss or credit that is limited at the Western Atlas Consolidated Group level but utilized at the UNOVA level; and (ii) the UNOVA Group's portion of the federal income tax liability of the FSC.

"UNOVA Indemnity Issue" shall have the meaning assigned to such term in Section 4.1(a) of this Agreement.

"UNOVA Issue" shall have the meaning assigned to such term in Section 3.4(a) of this Agreement.

"UNOVA Notice" shall have the meaning assigned to such term in Section 3.1(b)(2)(B) of this Agreement.

"Unrelated Person" means any person (within the meaning of Section 7701(a)(1) of the Code) other than a party hereto or a corporation that is a controlled subsidiary (within the meaning of Section 368(c) of the Code) of such party immediately prior to the Acquisition of such party's stock or assets.

"Western Atlas Adjustment" shall have the meaning assigned to such term in
Section 3.1(b)(2)(A) of this Agreement.

"Western Atlas Business" means any present or future subsidiary, division or business of any member of the Western Atlas Group, other than a present or future subsidiary, division or business of any member of the UNOVA Group. Western Atlas Business also shall include any former subsidiary, division or business of Western Atlas not listed on Schedule A hereto.

"Western Atlas Consolidated Group" means with respect to any taxable period, the affiliated group of corporations of which Western Atlas is the common parent (within the meaning of Section 1504 of the Code).

"Western Atlas Group" shall have the meaning assigned to such term in the preface to this Agreement.

"Western Atlas Issue" shall have the meaning assigned to such term in Section 3.4(a) of this Agreement.

"Western Atlas Revision" shall have the meaning ascribed to such term in Section 3.1(e) of this Agreement.

                                   ARTICLE II

                              FILING OF TAX RETURNS

Section 2.1. MANNER OF FILING. All Tax Returns filed after the Distribution Date shall be prepared on a basis which is consistent with any opinion of counsel obtained by Western Atlas in connection with the UNOVA Distribution and shall be filed on a timely basis (including extensions) by the party responsible for such filing under this Agreement. In the absence of a change in controlling law, all Tax Returns filed after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed, except to the extent that an inconsistent position would not result in a Tax Detriment to the other party; provided, however, that any deduction attributable to the exercise after the Distribution Date of a stock option (with respect to either Western Atlas stock or Litton Industries, Inc. Stock) under section 83(h) of the Code or Treasury Regulation section 1.83-6, or any deduction attributable to the disqualifying disposition of incentive stock option stock (with respect to either Western Atlas stock or Litton Industries, Inc. stock) or the disqualifying disposition of stock acquired through the Western Atlas Inc. 1996 Employee Stock Purchase Plan (with respect to either Western Atlas stock or UNOVA stock) under Section 421(b) of the Code, shall be claimed on the Tax Return of the UNOVA Group in the case of an employee, independent contractor, or director (other than a director who is an employee of Western Atlas) of any member of the UNOVA Group and on the Tax Return of the Western Atlas Group in the case of an employee, independent contractor or director (other than a director who is an employee of UNOVA) of any member of the Western Atlas Group. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

Section 2.2. PRE-DISTRIBUTION TAX RETURNS.

(a) Except as otherwise provided in this Section 2.2, all Tax Returns required to be filed for periods beginning before the Distribution Date shall be filed by UNOVA or the appropriate UNOVA Business.

(b) State and local tax returns (other than Joint Returns) and Other Tax Returns for all taxable periods beginning before the Distribution Date shall be filed by the Western Atlas Business or UNOVA Business, as the case may be, which had responsibility for filing such return for the last taxable period ending prior to the Distribution Date.

(c) All foreign Tax Returns for taxable periods beginning before the Distribution Date shall be filed by the legal entity which had responsibility for filing such return for the last taxable period ending prior to the Distribution Date, regardless of whether such entity was a member of the Western Atlas Group or the UNOVA Group before or after the Distribution Date.

(d) The United States consolidated federal income Tax Return for the Western Atlas Consolidated Group for the 1996 Calendar Year, if not filed before the Distribution Date, shall be filed by UNOVA. The United States consolidated federal income Tax Return for the Western Atlas Consolidated Group for the 1997 Calendar Year shall be filed by Western Atlas. All Joint Returns for the 1996 Calendar Year, if not filed before the Distribution Date, shall be filed by Western Atlas, and all Joint Returns for the 1997 Calendar Year shall be filed by Western Atlas.

(e) IRS Form 8697, Interest Computation Under the Look-Back Method for Completed Long-Term Contracts, and any comparable state forms, for the Western Atlas Consolidated Group for the 1997 Calendar Year shall be prepared by UNOVA and filed by Western Atlas.

Section 2.3. POST-DISTRIBUTION TAX RETURNS. All Tax Returns of the UNOVA Group for periods beginning after the Distribution Date shall be filed by UNOVA or the appropriate UNOVA Business and all Tax Returns of the Western Atlas Group for periods beginning after the Distribution Date shall be filed by Western Atlas or the appropriate Western Atlas Business.

                                   ARTICLE III

                                PAYMENT OF TAXES

Section 3.1. UNFILED FEDERAL TAXES FOR PRE-DISTRIBUTION PERIODS. (a) On or about October 15, 1997, Western Atlas shall pay to or receive from, as appropriate, the UNOVA Group a sum equal to the difference between (i) the UNOVA Group Separate Tax Liability for Calendar Year 1996, and (ii) an amount equal to all payments previously made by the

UNOVA Group or any member thereof. On or about March 31, 1998, UNOVA shall deliver to Western Atlas an estimate of the UNOVA Group Separate Taxable Income for the period beginning on December 30, 1996 and ending on the last day in which the members of the UNOVA Group are includible in the Western Atlas Consolidated Group (the "1997 Stub Period"). On or about April 30, 1998, UNOVA shall pay to Western Atlas, or Western Atlas shall pay to UNOVA, as appropriate, a sum equal to the difference (if any) between (i) Western Atlas's estimate of the UNOVA Group Separate Tax Liability for the 1997 Stub Period, and (ii) an amount equal to all payments previously made by the UNOVA Group or any member thereof. Not later than one business day before April 15, 1998, Western Atlas shall deliver to UNOVA a schedule showing its estimate of the UNOVA Group Separate Tax Liability for the 1997 Stub Period and the amount payable by UNOVA to Western Atlas, or by Western Atlas to UNOVA, as the case may be, pursuant to this Section 3.1(a).

(b) UNOVA shall pay to Western Atlas, or Western Atlas shall pay to UNOVA, as appropriate, an amount reflecting the difference (if any) between (i) the Filed UNOVA Group Separate Tax Liability for the 1997 Stub Period and (ii) an amount equal to all federal income tax payments made by the UNOVA Group with respect to such period. Such payment shall be made on or before November 15, 1998. Amounts due or refunds receivable from IRS Form 8697 and any comparable state forms which relate to the UNOVA Group shall be allocated to UNOVA for all periods. The Filed UNOVA Group Separate Tax Liability for the 1997 Stub Period shall be determined pursuant to the following procedures:

(1) On or before June 30, 1998, UNOVA shall deliver to Western Atlas all information (including without limitation, Federal Form 1120, prepared on a separate basis in accordance with past practice, together with schedules, statements and supporting documentation) as Western Atlas may reasonably request from time to time, with respect to each member of the UNOVA Group that was a member of the Western Atlas Consolidated Group at any time in Calendar Year 1997, for the preparation of the federal income Tax Return of the Western Atlas Consolidated Group for Calendar Year 1997. All information provided by UNOVA pursuant to this paragraph shall correctly reflect the facts regarding the income, properties, operations and status of each such member of the UNOVA Group and shall be prepared applying elections and methods of accounting that are consistent with those made or used by such member in prior taxable periods or such other elections and methods as may be reasonably agreed upon by the parties.

(2) (A) Western Atlas shall make any adjustments to the information so submitted that it deems appropriate (individually, a "Western Atlas Adjustment") and shall prepare and file the consolidated federal income Tax Return for the Western Atlas Consolidated Group for Calendar Year 1997. Western Atlas shall determine, in good faith, the UNOVA Group Separate Tax Liability for 1997 Stub Year, including amounts due or refunds receivable with respect to IRS Form 8697. Western Atlas shall notify UNOVA in writing of the amount of such liability no later than October 15, 1998. Such notification shall include an explanation of the basis for any Western Atlas Adjustments and a copy of the calculations of the UNOVA Group Separate Tax Liability.

(B) On or before November 15, 1998, UNOVA shall provide Western Atlas with written notice (the "UNOVA Notice") of all Western Atlas Adjustments with which UNOVA disagrees, together with the grounds for such disagreement and any supporting documentation.

If and to the extent that any Western Atlas Adjustments remain in dispute, Western Atlas shall provide to any branch of a nationally recognized accounting firm not then engaged by either party as its primary auditor (hereinafter, "Accounting Firm") all portions of the UNOVA Notice pertaining to the disputed Western Atlas Adjustments, together with a statement of Western Atlas's position with respect to each such adjustment and any supporting documentation. Accounting Firm's fees and expenses shall be borne equally by Western Atlas and UNOVA. Western Atlas shall provide such information to Accounting Firm no later than December 15, 1998. Accounting Firm shall resolve all disputed Western Atlas Adjustments and shall notify the parties of such resolution, which shall be binding on the parties hereto. Such notification shall be given on or before January 15, 1999 (the "Notification Date"). Any communication by either party with Accounting Firm prior to the applicable Notification Date shall be in writing, with a copy simultaneously furnished to the other party. If Accounting Firm cannot resolve a disputed Western Atlas Adjustment by the applicable Notification Date, Western Atlas shall use its sole discretion in reflecting such disputed Western Atlas Adjustment on its federal income Tax Return. Accounting Firm shall be directed to proceed to a resolution of such disputed Western Atlas Adjustment as soon as practicable, and, if such resolution differs from the manner in which the disputed Western Atlas Adjustment was reflected on Western Atlas's federal income Tax Return, Western Atlas shall file an amended return reflecting such difference within two months of such resolution. Western Atlas shall make the appropriate adjustments to the amount of the Filed UNOVA Group Separate Tax Liability for the 1997 Stub Period, and shall promptly pay UNOVA any balance otherwise due UNOVA within three months of such resolution.

(c) Either party may extend any date referenced in this Section 3.1 with the consent of the other party, and such consent shall not be unreasonably withheld and shall be deemed to be given unless the other party objects to such extension in writing within a reasonable time after the request therefor.

(d) For all known tax adjustments, including credits, for the UNOVA Group for which an amended federal return has not been filed as of the Distribution Date, UNOVA shall notify Western Atlas within 90 days of the Distribution Date of these known adjustments and resulting tax liabilities or refunds. The resulting tax liabilities or refunds shall be an amount by which the actual Taxes paid or payable Western Atlas shall increase or decrease. Within 30 days of such notification, Western Atlas shall pay to UNOVA, or UNOVA shall pay to Western Atlas, as appropriate, such liability or refund as the case may be.

(e) (A) Western Atlas shall make any revisions to the known adjustments so submitted that it deems appropriate (individually, a "Western Atlas Revision") and shall determine, in good faith, a resulting tax liability of the known adjustments including any Western Atlas Revisions.

Western Atlas shall notify UNOVA of the amount of such liability including an explanation for any Western Atlas Revision no later than 180 days from the Distribution Date.

(B) Within 30 days of such notice from Western Atlas, UNOVA shall provide Western Atlas with a response of all Western Atlas Revisions with which UNOVA disagrees, together with an explanation.

If and to the extent that any Western Atlas Revisions remain in dispute, Western Atlas and UNOVA shall jointly meet with Accounting Firm. The parties shall discuss all explanations, notices and calculations provided under this Subsection. Accounting Firm's fees and expenses shall be borne equally by Western Atlas and UNOVA. Accounting Firm shall resolve all disputed Western Atlas Revisions and shall notify the parties of such resolution, which shall be binding on the parties hereto. Such notification shall be given within 30 days of such meeting. Any communication with the Accounting Firm will include Western Atlas and UNOVA. If Accounting Firm cannot resolve a disputed Western Atlas Revision within the applicable period, an extension of time may be granted upon agreement of all parties. Western Atlas shall make the appropriate adjustments to the resulting tax liability, and Western Atlas or UNOVA, as the case may be, shall promptly pay any balance otherwise due UNOVA or Western Atlas, as appropriate, within 30 days of such resolution.

Section 3.2. UNFILED JOINT RETURNS FOR PRE-DISTRIBUTION PERIODS. (a) On or about November 15, 1997, Western Atlas shall pay to or receive from, as appropriate, the UNOVA Group a sum equal to the difference between (i) the UNOVA Group Separate Joint Tax Liability for Calendar Year 1996, and (ii) an amount equal to all payments previously made by the UNOVA Group or any member thereof. On or about April 30, 1998, UNOVA shall pay to Western Atlas, or Western Atlas shall pay to UNOVA, as appropriate, a sum equal to the difference (if any) between (i) Western Atlas's estimate of the UNOVA Group Separate Joint Tax Liability for the 1997 Stub Period, computed using 1996 apportionment factors and the taxable income numbers supplied in Section 3.1(a), and (ii) an amount equal to all payments previously made by the UNOVA Group or any member thereof. Not later than one business day before April 15, 1998, Western Atlas shall deliver to UNOVA a schedule showing its estimate of the UNOVA Group Separate Joint Tax Liability for the 1997

Stub Period and the amount payable by UNOVA to Western Atlas, or by Western Atlas to UNOVA, as the case may be, pursuant to this Section 3.2(a).

(b) UNOVA shall pay to Western Atlas, or Western Atlas shall pay to UNOVA, as appropriate, an amount reflecting the difference (if any) between (i) the Filed UNOVA Group Separate Joint Tax Liability for the 1997 Stub Period and (ii) an amount equal to all tax payments made by the UNOVA Group with respect to such period. Such payment shall be made on or before December 15, 1998. Amounts due or refunds receivable from any state or other taxing jurisdiction with regard to the interest computations under the look-back method for completed long-term contracts which relate to the UNOVA Group shall be allocated to UNOVA for all periods. The Filed UNOVA Group Separate Joint Tax Liability for the 1997 Stub Period shall be determined pursuant to the following procedures:

(1) On or before July 31, 1998, UNOVA shall deliver to Western Atlas all information (including without limitation, schedules, statements and supporting documentation) as Western Atlas may reasonably request from time to time, with respect to each member of the UNOVA Group that Western Atlas, in its sole discretion, deems includible in the filing of a Joint Return for Calendar Year 1997. All information provided by UNOVA pursuant to this paragraph shall correctly reflect the facts regarding the income, properties, operations and status of each such member of the UNOVA Group and shall be prepared applying elections and methods of accounting that are consistent with those made or used by such member in prior taxable periods or such other elections and methods of accounting as may be reasonably agreed upon by the parties.

(2) (A) Western Atlas shall adjust the information so submitted in good faith and shall prepare and file all Joint Returns for Calendar Year 1997. Western Atlas shall determine, in good faith, the UNOVA Group Separate Joint Tax Liability of the UNOVA Group for each state in which UNOVA is included in a Joint Return for Calendar Year 1997, reduced by the tax benefit of any loss or credit that is limited at the UNOVA level but utilized in the Joint Return and increased by the tax benefit of any loss or credit that is limited at the Western Atlas Consolidated Group level but utilized at the UNOVA level (the "UNOVA Group Separate Joint Tax Liability").

Western Atlas shall notify UNOVA in writing of the amount of such liability no later than November 30, 1998. Such notification shall include an explanation of the basis for any Western Atlas Adjustments and a copy of the calculations of the UNOVA Group Separate Joint Tax Liability.

(B) Any adjustments made by Western Atlas under Section 3.2(b)(2)(A) shall be revised in the manner set forth in Section 3.1(b)(2)(B) in accordance with the procedures set forth therein and moving the dates specified therein one month forward or substituting for the dates specified therein such other dates as may be mutually agreed upon by the parties.

(c) For all known tax adjustments, including credits, for the UNOVA Group for which an amended Joint Return has not been filed as of the Distribution Date, UNOVA shall notify Western Atlas within 120 days of the Distribution Date of those known adjustments and resulting tax liabilities or refunds. The resulting tax liabilities or refunds shall be an amount by which actual Taxes paid or payable by Western Atlas shall increase or decrease or, if both parties agree, an amount calculated using an agreed-upon effective state tax rate. Within 30 days after such notification, Western Atlas shall pay to UNOVA, or UNOVA shall pay to Western Atlas, as appropriate, such liability or refund, as the case may be. The known tax adjustments so submitted shall be revised in the manner described in Section 3.1(e) in accordance with the procedures set forth therein.

(d) Either party may extend any date referenced in this Section 3.2 with the consent of the other party, and such consent shall not be unreasonably withheld and shall be deemed to be given unless the other party objects in writing within a reasonable time after the request therefor.

Section 3.3. CHANGE IN FEDERAL RETURNS AND JOINT RETURNS. (a) The parties acknowledge that there has not yet been a Final Determination of the federal income tax liability of the Western Atlas Group for any taxable year after the fiscal year ended August 1, 1982 and that certain members of the UNOVA Group were included in the Western Atlas Consolidated Group from March 18, 1994 through the Distribution Date. Except as otherwise provided in this Agreement, Western Atlas and each member of the Western Atlas Group shall jointly and severally indemnify UNOVA and each member of the UNOVA Group against and hold them harmless from federal income taxes and all Taxes with respect to Joint Returns for all periods beginning before the Distribution Date and shall be entitled to receive and retain all refunds of federal income taxes and Taxes with respect to Joint Returns with respect to periods beginning before the Distribution Date.

(b) Except as otherwise provided in this Agreement, if as a result of any audit, amendment or other change in a federal income tax return or a Joint Return as filed by Western Atlas or UNOVA with respect to any period, the Final Determination of an adjustment to any Tax Item generates a Tax Detriment to Western Atlas or any Western Atlas Business for any period and a corresponding Tax Benefit for UNOVA or any of the UNOVA Businesses for any period (a "Reimbursable Adjustment"), then Western Atlas shall notify UNOVA of such Reimbursable Adjustment.

(c) If UNOVA receives a notice of a Reimbursable Adjustment, UNOVA shall use reasonable efforts to have the Tax Benefit to UNOVA flow through to Western Atlas.

(d) If UNOVA is unable to have a Tax Benefit flow through to Western Atlas as described in Section 3.3(c), within ninety (90) days of receiving notice of a Reimbursable Adjustment that generates a Tax Benefit for UNOVA or any member of the UNOVA Group for any taxable period(s) with respect to which (i) a federal income tax return or a Joint Return has been filed, and (ii) the applicable statute of limitations has not expired, UNOVA (or the appropriate member of the UNOVA Group) shall file a refund claim pursuant to Code Section 6511 reflecting such Tax Benefit (or a comparable provision of state law in the case of a Joint Return). UNOVA shall, within 30 days after receipt, pay to Western Atlas any refunds received by UNOVA resulting from the filing of a refund claim pursuant to the preceding sentence, together with any interest refunded with respect thereto. In the event that UNOVA would have received a refund with respect to such claim had such refund not been offset by the United States Government (or the relevant state government in the case of a Joint Return) against deficiencies, interest or penalties assessed against UNOVA or any member of the UNOVA Group, UNOVA shall pay to Western Atlas, within 30 days after receipt of written notice of such offset, an amount equal to the amount of such offset, together with interest at the overpayment rate established under Section 6621 of the Code.

If, for any taxable year, UNOVA is required to and does make a repayment to the IRS (or a state governmental authority in the case of a Joint Return) of any portion of a refund described herein, then Western Atlas shall pay to UNOVA, within 30 days following the date UNOVA notifies Western Atlas of such repayment, the amount of such repayment, including related interest.

(e) In the event that UNOVA receives notice of a Reimbursable Adjustment that generates a Tax Benefit for UNOVA or any member of the UNOVA Group for any taxable period(s) with respect to which a federal income tax return or a Joint Return has not been filed and UNOVA is unable to have such Tax Benefit flow through to Western Atlas as described in Section 3.3(c), then UNOVA (or the appropriate member of the UNOVA Group) shall file federal Form 1120(s) (or corresponding form under relevant state law in the case of a Joint Return) reflecting such Tax Benefit and shall pay to Western Atlas, no later than thirty
(30) days after the filing of such return(s), the amount by which such Tax Benefit actually reduces the federal income taxes and/or Taxes with respect to a Joint Return payable by UNOVA or such member of the UNOVA Group with respect to such taxable period(s), using the appropriate statutory income tax rate applicable to such period(s). If, pursuant to a Final Determination for any taxable year, UNOVA is required to and does make a payment to the IRS (or a state governmental authority in the case of a Joint Return) representing any portion of the amount paid to Western Atlas pursuant to the preceding sentence, then Western Atlas shall pay to UNOVA, within 30 days following the date UNOVA notifies Western Atlas of such payment to the IRS (or a state governmental authority in the case of a Joint Return), the amount of such payment, including related interest.

(f) Western Atlas may notify UNOVA of a Reimbursable Adjustment prior to the Final Determination of such adjustment if Western Atlas, in its sole discretion, determines that such Reimbursable Adjustment may, upon Final Determination, generate a Tax Benefit for UNOVA with respect to which a refund claim may be barred by the applicable statute of limitations. If Western Atlas so requests, UNOVA shall file a refund claim for the appropriate taxable period(s) reflecting such Tax Benefit, and shall pay to Western Atlas any Tax and interest refunded with respect thereto under the terms and conditions set forth in subsection (c) of this Section 3.3. All refund claims filed by UNOVA pursuant to this Section 3.3(e) shall be prepared in cooperation with Western Atlas, shall fully explain the circumstances giving rise to the claim and shall be identified with the notation "Protective Claim".

(g) If as a result of any audit, amendment or other change in a federal income Tax Return or a Joint Return filed by Western Atlas or UNOVA with respect to any period beginning after the Distribution Date, the Final Determination of an adjustment to any Tax Item generates a Tax Detriment to UNOVA or any UNOVA Business and a corresponding Tax Benefit for Western Atlas or any Western Atlas Business for any period, then the provisions of subsections (b), (c), (d), (e) and (f) of this Section 3.3 shall be applied by substituting Western Atlas for UNOVA and UNOVA for Western Atlas, as the context requires.

(h) Any payment not made on or before the last day on which such payment could be timely made under this Section 3.3 shall thereafter bear interest at the rate established for large corporate underpayments pursuant to Section 6621(c)(1) of the Code.

(i) Notwithstanding any provision of this Agreement to the contrary, the total amount payable by UNOVA to Western Atlas with respect to any Reimbursable Adjustment pursuant to subsections (c), (d) and/or (e) of this Section 3.3 shall not exceed the amount of the Taxes paid by Western Atlas with respect to such adjustment.

Section 3.4. CHANGE IN OTHER PRE-DISTRIBUTION YEAR STATE, LOCAL OR OTHER RETURN.
(a) Except as otherwise provided in this Section 3.4, if as a result of any audit, amendment or other change in a state or local tax return (other than a Joint Return) or any Other Tax Return filed with respect to any period beginning before the Distribution Date, there is an adjustment to any Tax Item, then Western Atlas shall be responsible for and shall hold UNOVA harmless from any such adjustment generated by or attributable to Western Atlas or any Western Atlas

Business (a "Western Atlas Issue"), and UNOVA shall be responsible for and shall hold Western Atlas harmless from any such adjustment generated by or attributable to UNOVA or any UNOVA Business (a "UNOVA Issue"). Upon request by Western Atlas, UNOVA or any member of the UNOVA Group shall use its reasonable best efforts to cooperate in any contest of such UNOVA Issue.

(b) Any payment required to be made under this Section 3.4 shall be inclusive of interest and penalties and shall be made no later than 30 days after the party required to make such payment receives written notice of a Final Determination of the Western Atlas Issue or UNOVA Issue, as the case may be, giving rise to such payment; provided, however, that no payment shall be due under this Section
3.4 unless the total amount payable with respect to any individual state or local return (other than a Joint Return) or Other Tax Return by Western Atlas or by UNOVA, as the case may be, equals or exceeds $10,000 exclusive of interest and penalties. Any payment not made within the 30-day period described in the preceding sentence shall thereafter bear interest at the rate established for large corporate underpayments pursuant to Section 6621(c)(1) of the Code.

Section 3.5. CHANGE IN PRE-DISTRIBUTION YEAR FOREIGN RETURN. Any legal entity responsible for filing a foreign Tax Return with respect to any taxable period beginning prior to the Distribution Date shall be responsible for the payment of all Taxes, penalties and interest whenever assessed, due or payable in connection therewith and shall be entitled to all refunds, whenever granted, attributable thereto, regardless of whether such legal entity is a member of the Western Atlas Group or the UNOVA Group before or after the Distribution Date. Notwithstanding the foregoing, if a decrease in foreign Taxes results in a Tax Detriment to Western Atlas and a corresponding Tax Benefit to UNOVA or any of the UNOVA Businesses, UNOVA shall pay Western Atlas an amount equal to such Tax Detriment. In the event that an increase in foreign Taxes results in a Tax Benefit to Western Atlas and a corresponding Tax Detriment to UNOVA or any of the UNOVA Businesses, Western Atlas shall pay UNOVA an amount equal to the amount by which such Tax Benefit actually reduces the Taxes of Western Atlas.

Section 3.6. RESTRUCTURING TAXES. (a) Notwithstanding any other provision of this Agreement to the contrary, and except as otherwise provided in this Section 3.6, Western Atlas shall pay fifty percent (50%) of all Restructuring Taxes and UNOVA shall pay fifty percent (50%) of all Restructuring Taxes. UNOVA and each member of the UNOVA Group will jointly and severally indemnify Western Atlas and each member of the Western Atlas Group against and hold them harmless from any payment of Restructuring Taxes in excess of fifty percent (50%) of such taxes, and Western Atlas and each member of the Western Atlas Group will jointly and severally indemnify UNOVA and each member of the UNOVA Group against and hold them harmless from any payment of Restructuring Taxes in excess of fifty percent

(50%) of such taxes.

(b) In the event that any Restructuring Taxes are attributable to the acquisition ("Acquisition") of fifty percent (50%) or more of the stock or assets of Western Atlas or UNOVA by an Unrelated Person, then the party so acquired, or the party whose assets were so acquired, as the case may be, shall pay and shall indemnify and hold harmless the other party to this Agreement from and against any and all Restructuring Taxes and from and against any costs whatsoever connected with such Restructuring Taxes. For purposes of this Section 3.6(b), a Restructuring Tax is attributable to an Acquisition if the Acquisition occurs prior to the assessment of such Restructuring Tax.

(c) Any payment required to be made pursuant to this Section 3.6 shall be made no later than 30 days after the payor receives written notice of a Final Determination of such Restructuring Taxes. Any payment not so made within 30 days shall thereafter bear interest at the rate established for large corporate underpayments pursuant to Section 6621(c)(1) of the Code.

(d) Neither Western Atlas nor UNOVA shall engage in any acts, other than an Acquisition, which would result in any Restructuring Taxes. In the event that any Restructuring Taxes are attributable to such acts, the party so engaged shall pay and shall indemnify and shall hold harmless the other party to this Agreement from and against any such Restructuring Taxes.

Section 3.7. DUAL CONSOLIDATED LOSS CLOSING AGREEMENT. Prior to the filing of the 1997 federal income tax return of the Western Atlas Consolidated Group, in accordance with Treasury Regulation section 1.1503-2(g)(2)(iv)(B)(2)(i), WAI and UNOVA will enter into a closing agreement with the IRS providing that WAI and UNOVA will be jointly and severally liable for the total amount of the recapture of dual consolidated loss and interest charge required in Treasury Regulation section 1.1503-2(g)(2)(vii) related to Norand's dual consolidated losses, if there is a triggering event described in Treasury Regulation section 1.1503-2(g)(2)(iii).

In accordance with Treasury Regulation section 1.1503-2(g)(2)(iv)(B)(2)(ii), WAI will agree with the IRS to treat any potential recapture amount under Treasury Regulation section 1.1503-2(g)(2)(vii) related to Norand's dual consolidated losses as unrealized built in gain for purposes of Section 384(a) of the Code, subject to any applicable exceptions thereunder.

In accordance with Treasury Regulation section 1.1503-2(g)(2)(iv)(B)(2)(iii), WAI will file, with the timely filed 1997 federal income tax return of the Western Atlas Consolidated Group, the agreement described in Treasury Regulation section 1.1503-2(g)(2)(i).

Prior to the filing of the 1997 federal income tax return of the Western Atlas Consolidated Group, in accordance with Treasury Regulation section 1.1503-2(g)(2)(iv)(B)(2)(i), WAI and UNOVA will enter into a closing agreement with the IRS providing that WAI and UNOVA will be jointly and severally liable for the total amount of the recapture of dual consolidated loss and interest charge required in Treasury Regulation section 1.1503-2(g)(2)(vii) related to UNOVA Business' dual consolidated losses, if there is a triggering event described in Treasury Regulation section 1.1503-2(g)(2)(iii).

In accordance with Treasury Regulation section 1.1503-2(g)(2)(iv)(B)(2)(ii), UNOVA will agree with the IRS to treat any potential recapture amount under Treasury Regulation section 1.1503-2(g)(2)(vii) related to Norand's and UNOVA Business' dual consolidated losses as unrealized built-in gain for purposes of
Section 384(a) of the Code, subject to any applicable exceptions thereunder.

In accordance with Treasury Regulation section 1.1503-2(g)(2)(iv)(B)(2)(iii), UNOVA will file, with its 1997 UNOVA Group consolidated Tax Return for the short period beginning the day after the Distribution Date and ending on December 28, 1997, the agreement described in Treasury Regulation section 1.1503-2(g)(2)(i).

Section 3.8. LIABILITY FOR TAXES WITH RESPECT TO POST-DISTRIBUTION PERIODS. Unless otherwise provided in this Agreement, the Western Atlas Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to periods beginning after the Distribution Date which are attributable to Western Atlas Businesses. Unless otherwise provided in this Agreement, the UNOVA Group shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to periods beginning after the Distribution Date which are attributable to UNOVA Businesses.

Section 3.9. CARRYBACKS. (a) If, for any taxable year beginning on or after the Distribution Date, a member of the UNOVA Group (or a successor to such member) incurs a net operating loss that may be carried back to a Pre-Distribution Year in which such member was a member of the Western Atlas Consolidated Group, such member shall make an election pursuant to Section 172(b)(3) of the Code, unless Western Atlas, in its sole discretion, consents to treat such net operating loss as a Carryback Item pursuant to paragraph (b) of this Section 3.9.

(b) If, for any taxable year beginning on or after the Distribution Date, a member of the UNOVA Group (or a successor to such member) incurs a net capital loss, business tax credit, or foreign tax credit (each a "Carryback Item") that may be carried back to a consolidated federal income tax return which was filed by the Western Atlas Consolidated Group, UNOVA (or such member of the UNOVA Group) may file a refund claim pursuant to Code section 6411 reflecting such

Carryback Item. In the event that UNOVA (or such member of the UNOVA Group) shall not elect to file such a claim (or shall not be eligible to file such claim under applicable law), Western Atlas shall, at the request and expense of UNOVA, file amended returns or refund claims reflecting such Carryback Item. Western Atlas shall, within 30 days after receipt, pay to UNOVA any refunds received by Western Atlas resulting from the filing of a refund claim pursuant to the foregoing provisions of this Section 3.9(b) (without regard to whether the income or tax in the Pre-Distribution Year was earned or paid, as the case may be, by Western Atlas or by UNOVA), together with any interest refunded with respect thereto. In the event that Western Atlas would have received a refund with respect to such claim had such refund not been offset by the United States Government against deficiencies, interest or penalties assessed against the Western Atlas Consolidated Group or any member thereof (other than deficiencies, interest or penalties attributable to (i) the operations of the UNOVA Group and with respect to which the UNOVA Group would otherwise be responsible under the terms of this Agreement or (ii) a taxable year of the Western Atlas Consolidated Group for which the statute of limitations has expired), Western Atlas shall pay to UNOVA, within 30 days after receipt of notice of such offset, an amount equal to the amount of such offset, together with interest at the overpayment rate established under Section 6621 of the Code. To the extent that a member of the Western Atlas Group or a member of the UNOVA Group receives a double benefit as a result of this Section 3.9(b) and the operation of the Code, Western Atlas or UNOVA, respectively, will compensate UNOVA or Western Atlas, respectively, for the duplication of the benefit. If, for any taxable year, Western Atlas is required to and does make a repayment to the IRS of any portion of a refund described herein, then UNOVA shall pay to Western Atlas, within 30 days following the date Western Atlas notifies UNOVA of such repayment, the amount of such repayment, including interest.

(c) Rules similar to those provided in Sections 3.9(a) and 3.9(b) with respect to federal income Tax Returns shall be applied to Joint Returns.

Section 3.10. STATUTES OF LIMITATIONS.

(a) Except as otherwise provided in this Agreement, UNOVA or Western Atlas may allow a statute of limitations to expire, extend a statute, or make exceptions for any Tax Item in a final agreement with the IRS or other taxing authority in respect of any taxable period ending after the Distribution Date, as UNOVA or Western Atlas in its sole discretion may determine.

(b) At least six months prior to the expiration of the statute of limitations with respect to any consolidated federal income Tax Return or any Joint Return of UNOVA for any taxable period, UNOVA shall advise

Western Atlas in writing of the date of such expiration.

Section 3.11. EARNINGS AND PROFITS. The allocation of earnings and profits described in Section 312(h) of the Code and Treasury Regulation section 1.312-10 shall be made by Western Atlas in its sole discretion and its good faith determination shall be binding on the parties hereto. Western Atlas shall provide such allocation to UNOVA on or before the second anniversary of the Distribution Date.

Section 3.12. LIABILITY FOR NORAND TAXES. Notwithstanding any other provision of this Agreement to the contrary, UNOVA shall represent Norand Corporation in connection with, and shall pay and hold harmless Western Atlas from and against any and all Taxes, together with related penalties and interest, assessed in respect of any audit, amendment or other change in a Tax Return filed by or on behalf of Norand Corporation for any taxable period ending prior to the date upon which Norand Corporation became a member of the Western Atlas Consolidated Group (hereinafter, "Norand Taxes").

Section 3.13. BREACH. Western Atlas shall indemnify and hold harmless each member of the UNOVA Group and UNOVA shall indemnify and hold harmless each member of the Western Atlas Group from and against any Taxes, penalties or interest required to be paid as a result of the breach by a member of the Western Atlas Group or the UNOVA Group, as the case may be, of any obligation under this Agreement.

                                   ARTICLE IV

               INDEMNITY: COOPERATION AND EXCHANGE OF INFORMATION

Section 4.1. INDEMNITY.

(a) Western Atlas shall have full responsibility and discretion in the handling of any federal income tax controversy or controversy with respect to a Joint Return, including, without limitation, any audit, protest to the Appeals Division of the IRS, or litigation in Tax Court or any other court of competent jurisdiction or comparable state governmental authority in the case of any Joint Return of the Western Atlas Consolidated Group. Upon request by Western Atlas, UNOVA or any member of the UNOVA Group shall use its reasonable best efforts to cooperate in a defense in any such federal income tax controversy or Joint Return controversy with respect to any Reimbursable Adjustment, or any Restructuring Tax, for which UNOVA could be liable under Section 3.3 or 3.6 of this Agreement (hereinafter, a "UNOVA Indemnity Issue").

(b) Western Atlas shall (i) promptly notify UNOVA of any inquiries by any taxing authority or any other administrative, judicial or other governmental authority that relate to any UNOVA Indemnity Issue or any liability of any member of the UNOVA Group that might arise under this Agreement, (ii) shall provide UNOVA with such notice and information as is necessary to keep UNOVA reasonably apprised of the progress of any audit or proceeding involving a UNOVA Indemnity Issue and (iii) shall in good faith consider all reasonable suggestions of UNOVA with respect to the contest of such issue. UNOVA shall promptly notify Western Atlas of any inquiries by any taxing authority or any other administrative, judicial or other governmental authority that relate to any Tax that may be imposed on any member of the Western Atlas Group or any liability of any member of the Western Atlas Group that might arise under this Agreement.

Section 4.2. COOPERATION AND EXCHANGE OF INFORMATION. (a) Western Atlas, on behalf of itself and each member of the Western Atlas Group, agrees to provide the UNOVA Group, and UNOVA, on behalf of itself and each member of the UNOVA Group, agrees to provide the Western Atlas Group, with such cooperation and information as the other shall reasonably request in connection with the preparation or filing of any Tax Return or claim for refund contemplated by this Agreement or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to Western Atlas Businesses in the case of the UNOVA Group and UNOVA Businesses in the case of the Western Atlas Group, or which relate to any Tax Item for which the other party may bear responsibility under the terms of this Agreement, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, including, without limitation, foreign taxing authorities, and records concerning the ownership and tax basis of property, which either party may possess. Western Atlas shall make available to UNOVA any information in Western Atlas's possession that would enable UNOVA to compute the tax basis of its assets or stock. UNOVA shall collect and make available to Western Atlas foreign tax receipts with respect to periods beginning before the Distribution Date, regardless of when such foreign tax receipts are issued. Each party shall make its employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. However, neither party or its employees shall make any voluntary disclosures to any taxing authority, respecting any taxable period or Tax Item for which the other party may bear responsibility under the terms of this Agreement, without the specific prior consent of such other party, which consent shall not be unreasonably withheld.

(b) Subject to subsection (d) of this Section 4.2, UNOVA and Western Atlas agree to retain all Tax Returns, related schedules and workpapers, and all material records and other documents relating thereto existing on the date hereof or created through or with respect to periods ending on or before the first anniversary of the

Distribution Date, until the expiration of the statute of limitations (including extensions) of the taxable years to which such Tax Returns and other documents relate and until the Final Determination of any payments which may be required in respect of such years under this Agreement. Western Atlas and UNOVA agree to advise each other promptly of any such Final Determination.

(c) If any member of the Western Atlas Group or the UNOVA Group, as the case may be, fails to provide any information requested pursuant to Section 3.1(b)(1),
Section 3.2(a) or this Section 4.2 by (i) the date(s) specified in such Section or (ii) if no date is specified, within a reasonable period, as determined in good faith by the party requesting the information, then the requesting party shall have the right to engage a public accountant of its choice to gather such information. UNOVA and Western Atlas, as the case may be, agree upon 24 hours' notice, in the case of a failure to provide information pursuant to Section 3.1(b)(1) or Section 3.2(a) of this Agreement, and otherwise upon 30 days' notice after the expiration of such reasonable period, to permit any such public accountant full access to all appropriate records or other information in the possession of any member of the Western Atlas Group or the UNOVA Group, as the case may be, during reasonable business hours and to reimburse or pay directly all costs and expenses in connection with the engagement of such public accountant.

(d) Upon the expiration of any statute of limitations, the documentation of Western Atlas or UNOVA or any member of their respective groups, including, without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto, may be destroyed or disposed of unless (i) the other party requests that such documentation be retained, by written notice describing in reasonable detail the documentation to be retained, and (ii) the recipient of such notice agrees in writing to such retention. If the recipient of such notice objects, then the party proposing the retention shall promptly offer to take delivery of such materials from the objecting party at the expense of the objecting party.

Section 4.3. RELIANCE ON EXCHANGED INFORMATION. If either Western Atlas or UNOVA, or a member of their respective groups, supplies information to another party upon such party's request, and an officer of the requesting party intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the party supplying such information shall certify, to the best of such party's knowledge, the accuracy and completeness of the information so supplied.

                                    ARTICLE V

                                  MISCELLANEOUS

Section 5.1. RESERVES. The parties agree that all accrued taxes, tax reserves and other tax balances in the balance sheet accounts of Western Atlas and its subsidiaries as of the Distribution Date, including but not limited to Financial Consolidations accounts (hereinafter, "Tax Reserves"), shall remain with the Western Atlas Group after the UNOVA Distribution, except for those Tax Reserves which shall belong to the UNOVA Group upon the UNOVA Distribution, as set forth by company and division on Schedule B hereto.

Section 5.2. EXPENSES. Unless otherwise expressly provided in this Agreement or in the Distribution Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement.

Section 5.3. PAYMENTS. All payments to be made under this Agreement shall be made in immediately available funds.

Section 5.4. ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENTS OTHER THAN LITTON AGREEMENT. Except for that certain TAX SHARING AGREEMENT dated as of March 17, 1994 by and between Litton Industries, Inc. and WESTERN ATLAS (the "Litton Agreement"), this Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the WESTERN ATLAS Group, on the one hand, and any member or members of the UNOVA Group, on the other hand. All such agreements other than the Litton Agreement are hereby canceled and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto. Anything in this Agreement or the Distribution Agreement to the contrary notwithstanding, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Distribution Agreement, the provisions of this Agreement shall control. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Litton Agreement, the provisions of the Litton Agreement shall control.

Section 5.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be personally delivered (provided a receipt is obtained therefor); or mailed by registered or certified mail (return receipt requested); transmitted by telex or telecopy; or sent by private messenger or carrier that issues delivery receipts, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

     To Western Atlas or any member of the Western Atlas Group:

              General Counsel
              Western Atlas Inc.
              10205 Westheimer Road
              Houston, TX 77042

     To UNOVA or any member of the UNOVA Group:
              General Counsel
              UNOVA Inc.
              360 North Crescent Drive
              Beverly Hills, CA 90210

Section 5.6. APPLICATION TO PRESENT AND FUTURE SUBSIDIARIES. This Agreement is being entered into by Western Atlas and UNOVA on behalf of themselves and each member of the Western Atlas Group and UNOVA Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the Western Atlas Group and UNOVA Group in the future. Western Atlas and UNOVA hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the Western Atlas Group and the UNOVA Group, respectively. Western Atlas and UNOVA shall, upon the written request of the other, cause any of their respective group members formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby for so long as such successors, assigns or controlling persons are members of the Western Atlas Group or the UNOVA Group or their successors and assigns.

Section 5.7. TERM. This Agreement shall commence on the date of execution indicated below and shall continue in effect until otherwise agreed to in writing by Western Atlas and UNOVA or their successors.

Section 5.8. TITLES AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

Section 5.9. LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

Section 5.10. FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, perform its obligations hereunder and take any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

Section 5.11. PARTIES IN INTEREST. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties and their respective successors and permitted assigns.

Section 5.12. SETOFF. All payments to be made under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

Section 5.13. CHANGE OF LAW. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 5.14. GOVERNING LAW AND INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in the State of Delaware, without regard to conflict of laws principles thereof.

Section 5.15. RESOLUTION OF CERTAIN DISPUTES.

(a) Disagreements between Western Atlas, on the one hand, and the members of the UNOVA Group, on the other, with respect to amounts that Western Atlas claims are owed by the UNOVA Group, or that the UNOVA Group claims are owed by Western Atlas, under Sections 3.3, 3.4 or 3.6 of this Agreement shall be resolved as follows: No later than the last day on which a disputed payment could be timely made pursuant to

Section 3.3, 3.4 or 3.6 of this Agreement, as the case may be, the complaining party shall provide written notice to the other party of the amount of the payment with which it disagrees and the basis for such disagreement. Any disagreement that is not resolved by mutual agreement within 30 days of such notice shall be resolved by arbitration pursuant to this Section 5.15. Upon the commencement of the 30-day dispute resolution period specified in the preceding sentence until the time of a final resolution by the arbitrator, the applicable time period for making a disputed payment pursuant to Section 3.3, 3.4 or 3.6 shall be tolled. Such tolling shall not affect the accrual of interest pursuant to Section 3.3(h), 3.4(b) or 3.6(c).

(b) Any arbitrator selected pursuant to this Section 5.15 shall have at least five years of experience in the field of corporate taxation, shall be an attorney licensed to practice law in any state of the United States and shall not be or have been employed by or affiliated with either party. The parties shall first attempt to agree on a mutually satisfactory arbitrator. If the parties are unable to agree on a mutually satisfactory arbitrator within 15 days after expiration of the 30-day dispute resolution period specified in subsection
(a) of this Section 5.15, such arbitrator shall be selected by the American Arbitration Association. If the position of an arbitrator is vacated, the person or persons who originally selected the arbitrator to fill such position shall select a new arbitrator to fill the position. The arbitrator's fees and expenses shall be borne equally by Western Atlas and UNOVA.

(c) Arbitration Procedure.

(i) The arbitration shall be conducted in accordance with the rules set forth in Exhibit A. The arbitration shall not be conducted under the auspices of the American Arbitration Association.

(ii) Each party within 30 days after engagement of the arbitrator shall submit to the arbitrator a written statement of the party's position (including the total net amount it asserts is owed by it or is due to it) regarding the total amount in dispute, which position shall be consistent with any notice provided by such party pursuant to subsection (a) of this Section 5.15, together with a copy of such notice.

(iii) The arbitrator shall base his decision on the following standards. In the case of a factual dispute between the parties, the arbitrator shall make a determination of the correct facts. In the case of a dispute regarding a legal issue or a settlement amount, the arbitrator shall consider the strength of Western Atlas's and UNOVA's litigation positions (with respect to all issues raised by the taxing authority with whom the settlement was made in a

Revenue Agent's Report or similar document) relative to the costs and risks of litigation. Upon making determinations with respect to all issues in dispute the arbitrator shall find in favor of the party whose statement submitted pursuant to paragraph (ii) above proposed the amount closest to the aggregate of the amounts so determined.

(iv) The arbitrator shall render a written decision stating only the amount of such decision as soon as practicable. The arbitrator shall also orally explain the bases of such decision to both parties as soon as practicable. If and only if both parties request, the arbitrator shall state the bases of such decision in writing. The arbitrator's decision shall be in an amount equal to one of the total amounts asserted by one of the parties in the written statements submitted pursuant to paragraph (ii) above. The arbitrator shall not, and is not authorized to, render a decision in any other amount.

(v) The arbitrator's decision shall be final and binding on the parties.

Section 5.16. CONFIDENTIALITY. Each party shall hold and shall cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished,
(ii) in the public domain through no fault of such party, or (iii) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Agreement. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 5.17. LIMITATION ON WAIVERS. The provisions of this Agreement may be waived only if the waiver is in writing and signed by the party making the waiver. No delay or omission in exercising any right under this Agreement will operate as a waiver of the right on any further occasion. No waiver of any particular provision of this Agreement will be treated as a waiver of any other provision, and no waiver of any rights will be deemed a continuing waiver of the same right with respect to subsequent occurrences that give rise to it. All rights given by this Agreement are cumulative to other rights provided for in this Agreement and to any other rights available under applicable law.

Section 5.18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 5.19. FAIR MEANING. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against the drafter.

Section 5.20. CONSTRUCTION. In this Agreement, unless the context otherwise requires, the terms "herein," "hereof," "hereto," and "hereunder" refer to this Agreement.

Section 5.21. TERMINATION. This Agreement may be terminated at any time prior to the Distribution Date, without the approval of UNOVA, by and in the sole discretion of the Western Atlas Board of Directors. In the event of such termination, no party shall have any liability to the other party from or for the terminated Agreement, except that expenses incurred in connection with the preparation of this Agreement shall be paid as provided in Section 5.2 hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                              WESTERN ATLAS INC.

                          By: /s/ Michael E. Keane

                              UNOVA, INC.

                          By: /s/ Charles A. Cusumano

                                   EXHIBIT "A"

                          TO THE TAX SHARING AGREEMENT

                          ARBITRATION PROCEDURAL RULES

1. Administration and Conduct of Arbitration.

(a) At the discretion of the Arbitrator, an administrative conference with the Arbitrator and the parties and/or their representatives will be scheduled in appropriate cases to expedite the Arbitration proceedings.

(b) It is intended that the Arbitration be conducted in an expeditious manner and without evidentiary hearing or oral presentation and argument, unless the Arbitrator determines, at any time, that an evidentiary hearing, and/or oral presentation or argument is desired by the Arbitrator for the rendition of an award or a decision. However, the Arbitrator shall fix limits on the duration of any such evidentiary hearing and/or oral presentation and argument, in advance, with time equally divided between the parties.

(c) On such schedule as may be established by the Arbitrator, each of the parties shall submit simultaneous briefs, including exhibits, to the Arbitrator supporting their respective positions. There shall be no limit to the number of pages included in such briefs or to the number of exhibits. Each party shall have a reasonable opportunity, as determined by the Arbitrator, to reply to the brief of the other. The Arbitrator shall have the right to request additional written statements of all or any of the parties; provided that each party shall have the reasonable opportunity to reply to any such additional statements submitted in response to the request of the Arbitrator.

2. Fixing of Locale.

The parties may mutually agree to the locale where the Arbitration is to be held. If the parties cannot agree on the locale, the Arbitrator shall have the power to determine the locale and its decision shall be final and binding.

3. Date, Time and Place of Hearing.

The Arbitrator shall set the date, time, and place for any hearing. The Arbitrator shall mail to each party notice thereof at least ten days in advance, unless the parties by mutual agreement waive such notice or modify the terms thereof.

4. Postponements.

The Arbitrator for good cause show may postpone any hearing upon the request of a party or upon the Arbitrator's own initiative, and shall also grant such postponement when all of the parties agree thereto.

5. Oaths.

Before proceeding with the first hearing, the Arbitrator may take an oath of office and, if required by law, shall do so. The Arbitrator may require witnesses to testify under oath administered by any duly qualified person and, if it is required by law, shall do so.

6. Order of Proceedings and Communication with Arbitrator.

(a) A hearing shall be opened by the filing of the oath of the Arbitrator, where required, and by the recording of the date, time, and place of the hearing, and the presence of the Arbitrator, the parties, and their representatives, if any.

(b) The Arbitrator may, at the beginning of the hearing, ask for statements clarifying the issues involved.

(c) The complaining party shall then present evidence and/or argument, as required by the Arbitrator, to support its claim. The defending party shall then present evidence and/or argument supporting its position and responding to the position of the other. Witnesses, if any, for each party shall submit to questions or other examination. The Arbitrator has the discretion to vary this procedure but, within the time limits specified above, shall afford a full and equal opportunity to all parties for the presentation of any material and relevant evidence.

(d) Exhibits, when offered by either party, may be received in evidence by the Arbitrator. The names and addresses of any witnesses and a description of the exhibits in the order received shall be made a part of the record.

(e) There shall be no direct communication between the parties and the Arbitrator other than at oral hearing, unless the parties and the Arbitrator agree in writing.

7. Arbitration in the Absence of a Party or Representative.

Unless the law provides to the contrary, the Arbitration may proceed in the absence of any party or representative who, after due notice, fails to be present or fails to obtain a postponement ("absence in default"). An award shall not be made solely on the default of a party. The Arbitrator shall require the party who is present to submit such evidence as the Arbitrator may require for the making of an award.

8. Evidence.

(a) The parties may offer such evidence as is relevant and material to the dispute and shall produce such evidence as the Arbitrator may deem necessary to an understanding and determination of the dispute.

(b) The Arbitrator shall be the judge of the relevance and materiality of the evidence offered, and conformity to legal rules of evidence shall not be necessary. All evidence shall be taken in the presence of the Arbitrator and all of the parties, except where any of the parties is absent in default or has waived the right to be present.

9. Evidence by Affidavit and Post-Hearing Filing of Documents or Other Evidence.

(a) The Arbitrator may receive and consider the evidence of witnesses by affidavit, but shall give it only such weight as the Arbitrator deems it to be entitled to after consideration of any objection made to its admission.

(b) If the parties agree or the Arbitrator directs that documents or other evidence be submitted to the Arbitrator after the hearing, the documents or other evidence shall be filed with the Arbitrator. All parties shall be afforded an opportunity to examine such documents or other evidence.

10. Closing of Hearing.

If satisfied that the record is complete, the Arbitrator shall declare the hearing closed and a minute thereof shall be recorded. If briefs are to be filed, the hearing shall be declared closed as of the final date set by the Arbitrator for the receipt of briefs. If documents are to be filed as provided in Section 9 and the date set for their receipt is later than that set for the receipt of briefs, the later date shall be the date of closing of the hearing.

11. Reopening of Hearing.

The hearing may be reopened on the Arbitrator's initiative at any time before the award is made. If reopening the hearing would prevent the making of the award within the specified time limit, the matter may not be reopened unless the parties agree on an extension of time.

12. Waiver of Oral Hearing.

The parties may provide, by written agreement, for the waiver of oral hearing in any case.

13. Waiver of Rules.

Any party who proceeds with the Arbitration after knowledge that any provision or requirement of these rules has not been complied with and who fails to state an objection thereto in writing shall be deemed to have waived the right to object.

14. Extensions of Time.

The parties may modify any period of time by mutual agreement. The Arbitrator may for good cause extend any period of time established by these rules, except the time for making the award. The Arbitrator shall notify the parties of any extension.

15. Serving of Notice.

Each party shall be deemed to have consented that any papers, notices, or process necessary or proper for the initiation or continuation of an Arbitration under these rules, for any court action in connection therewith, or for the entry of judgment on any award made under these rules may be served on a party by mail addressed to the party or its representative at the last known address or by personal service, in or outside the state where the Arbitration is to be held, provided that reasonable opportunity to be heard with regard thereto has been granted to the party.

16. Time of the Award.

The award shall be made promptly by the Arbitrator and, unless otherwise agreed by the parties in writing or specified by law, no later than thirty days from the date of closing the hearing, or, if oral hearings have not been held, from the date of the transmittal of the final briefs, statements and proofs to the Arbitrator.

17. Award upon Settlement.

If the parties settle their dispute during the course of the Arbitration, the Arbitrator may set forth the terms of the agreed settlement in an award. Such an award is referred to as a consent award.

18. Deliver of Award to Parties.

Parties shall accept as legal delivery of the award the placing of the award or a true copy thereof in the mail addressed to a party or its representative at the last known address, personal service of the award, or the filing of the award in any other manner that is permitted by law.

19. Applications to Court and Exclusion of Liability.

(a) No judicial proceeding by a party relating to the subject matter of the Arbitration shall be deemed a waiver of the party's right to arbitrate.

(b) Parties to these rules shall be deemed to have consented that judgment upon the Arbitration award may be entered in any federal or state court having jurisdiction thereof.

20. Interpretation and Application of Rules.

The Arbitrator shall interpret and apply these rules insofar as they relate to the Arbitrator's powers and duties. If there is more than one Arbitrator and a difference arises among them concerning the meaning or application of these rules, it shall be decided by a majority vote.

21. Complex Procedures.

Notwithstanding the foregoing, if the parties mutually agree, any Arbitration to be conducted between the parties may be concluded in the manner provided for in the Supplementary Procedure for Large Complex Disputes of the American Arbitration Association, with such modification as the parties may agree upon.

DCN: 97719887

LOAD-DATE: November 27, 1997